John Lunger, of Adaptimmune, Joins Genocea Biosciences' Board of Directors
CAMBRIDGE, Mass., March 7, 2022 - Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today announced that John Lunger, Chief Patient Supply Officer at Adaptimmune Therapeutics plc ("Adaptimmune"), has joined its board of directors.
“It is my pleasure to welcome John to our board of directors,” said Chip Clark, Genocea’s President and Chief Executive Officer. "Scaling our technical operations to ensure the reliable delivery of cost-effective cell therapies is a strategic priority. I am confident John’s experiences and expertise will prove invaluable to us on this and many other matters."
Mr. Lunger commented on his appointment: "I am excited to be joining the Genocea board. I am intrigued by the potential of Genocea's solid tumor cell therapy candidate, GEN-011, as well as the company’s ATLAS platform for optimizing antigen selection for cancer immunotherapies. I look forward to working with the rest of the Genocea board and the leadership team to help advance the company's strategic priorities."
Mr. Lunger is Chief Patient Supply Officer at Adaptimmune, leading the teams responsible for producing and delivering products to patients, accelerating supply execution and optimizing the supply chain to be ready for commercialization. Before joining Adaptimmune, Mr. Lunger was Head of Supply Chain and Commercial Product Supply at Merrimack Pharmaceuticals. Earlier in his career, he held various senior manufacturing, operational and strategy roles at VWR International, Pfizer and Wyeth Pharmaceuticals.
About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, Inhibigens™, that drive pro-tumor immune responses. We are conducting a Phase 1/2a clinical trial for GEN-011, our investigational adoptive T cell therapy comprising neoantigen-targeted peripheral cells. We continue to monitor patients in our phase 1/2a clinical trial for GEN-009, our investigational neoantigen vaccine. In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2020, Genocea's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Genocea assumes no duty to update forward-looking statements, except as may be required by law.
Investor Contact:
Dan Ferry
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